EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026
E-mail: ir@dssiinc.com

                     DATA SYSTEMS & SOFTWARE INC. ANNOUNCES
                  RESULTS FOR THE SECOND QUARTER AND SIX MONTHS
                               ENDED JUNE 30, 2004

MAHWAH,  NEW JERSEY - AUGUST 13, 2004 -- DATA SYSTEMS & SOFTWARE  INC.  (NASDAQ:
DSSIC) today announced results for the quarter and six months ended June 30, 2004.

         The results for the quarter and six months ended June 30, 2004 announced today reflect improvement in the Company's operating results. The Company reported net income of $0.2 million for the second quarter of 2004 and a net loss of $0.6 million for the first six months of 2004, a significant improvement over a net loss of $1.7 million and $3.5 million in the second quarter and first six months of 2003, respectively.

         Sales in the second quarter of 2004 were $7.3 million, similar to those in the second quarter of 2003, with a slight shift of revenues from projects and products in favor of revenue from services. The $5.4 million decrease in sales in the first six months of 2004, as compared to the same period in 2003, was primarily due the inclusion of $4.7 million of Comverge's sales in the first quarter of 2003; commencing the second quarter of 2003, the Company no longer consolidates Comverge's operations. The remaining decrease was due to a $0.6 million decrease in computer hardware sales in the first quarter of 2004, compared to the first quarter of 2003. In the software consulting and development segment, sales decreased by $0.3 million, primarily due to a decrease in revenues in US-based consulting operations, which were discontinued during the second quarter of 2004.

         Gross profit and the gross profit margin improved in the second quarter of 2004, as compared to the second quarter of 2003, due to improved gross profit margins in both consolidated segments. At dsIT, gross profit margins increased from 18% in the second quarter of 2003, to 24% in the second quarter of 2004 and at Databit gross profit margins increased to 19% in the second quarter of 2004, compared to 17% in the second quarter of 2003. The $1.2 million decrease in gross profits in the first six months of 2004, as compared to the same period in 2003, was attributable to the inclusion of Comverge's $1.3 million gross profit in the first quarter of 2003 and the Company no longer consolidating Comverge's operations starting the second quarter of 2003.

         SG&A decreased by $0.6 million, or 28%, from $2.1 million in the second quarter of 2003, to $1.5 million in the second quarter of 2004. This reflected a decrease in SG&A expenses in all activities, particularly corporate activities. This decrease was in addition to the decrease already achieved in the first quarter of 2004 compared to the first quarter of 2003, bringing the total decrease in SG&A in the first six months of 2004 from ongoing consolidated activities, as compared to the same period in 2003, to $0.9 million, or 20%. In

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addition,  SG&A in the first six months of 2003 included $2.2 million of SG&A of
Comverge from the first quarter of 2003 in which the Company fully consolidated Comverge.

         To date, the Company has incurred approximately $0.3 million in costs related to the contemplated deal with Kardan; these costs will be expensed in the third quarter of 2004. As was recently announced, Kardan has informed the Company that it does not wish to proceed with the transaction. The decrease in interest expense in the 2004 periods as compared to the comparable periods in 2003 was attributable to completion in the first few months of 2003 of the accretion of discounts and the amortization of related costs in connection with convertible debt and warrants, which had accounted for a significant portion of the interest expense in 2003 periods.

         Since the second quarter of 2003, with the dilution of the Company's equity position in Comverge which resulted from the issuance by Comverge of shares in its venture capital financing, Comverge's operations are not consolidated in the Company's reports. The Company continues to include Comverge's results in the Company's consolidated results on an equity basis, and equity losses from Comverge had a negative effect on the Company's net results. The Company's share of Comverge's net loss of $2.2 million and $4.2 million in the second quarter and first six months of 2004 was $0.3 million and $0.7 million, respectively. Comverge's increased losses during the 2004 periods were primarily due to increased SG&A expenses, primarily due to the marketing expenses associated with its new VPC programs.

         The other income of $0.2 million was attributable to a decision in the second quarter of 2004 of the Israeli Supreme Court in the Company's dispute with an Israeli bank. In its decision, the Court reversed the district court's award for costs in favor of the bank, for which the Company had previously accrued, and remanded the Company's counterclaims against the bank to the district court for a determination of damages.

         Since the latter part of 2003, the Company has not had revenues from its US-based consulting business. During the second quarter of 2004, the Company decided to discontinue efforts to reestablish this business as it was previously conducted. As a result, the Company recorded a gain from discontinued operations of $0.3 million in the second quarter of 2004.

         George Morgenstern, Chairman and Chief Executive Officer of DSSI commented: "We had expected that the transactions contemplated by our signed agreement in principle with Kardan would both provide additional liquidity and enhance long-term shareholder value. With the termination of the agreement by Kardan, we have intensified our efforts to control and reduce costs, while we consider other strategic alternatives to insure adequate liquidity for our current activities and to drive future growth, including possible restructuring, merger, acquisition and/or financing transactions."

         DSSI is a provider of software consulting and development services, and is an authorized direct seller and value added reseller of computer hardware. In addition, its Comverge Inc. affiliate provides energy intelligence solutions to utilities. For more information, contact: George Morgenstern, CEO, (201) 529-2026, ir@dssiinc.com.

This press release includes forward-looking statements, which are subject to risks and uncertainties, including risks associated with (i) successful implementation of the Company's plan for financing its operations over the next 12 months, (ii) conditions in the computer hardware and IT solutions markets, and (iii) the Company's business generally. The Company is considering alternatives to provide additional liquidity for its operations and enhance shareholder value, including possible restructuring, merger or acquisition and/or financing transactions. The Company may require additional liquidity to finance its US-based operating and corporate activities over the next 12 months. Should the Company be unsuccessful in completing a transaction providing the necessary liquidity, it may not have sufficient funds to finance its US-based operating activities and corporate activities for the 12 months. If needed, there is no assurance that the Company will be successful in obtaining such financing on a timely basis from any of the alternatives being considered or from any other transaction. Actual results may vary from those projected or implied by such forward-looking statements. A more complete discussion of risks and uncertainties which may affect the accuracy of these statements and the Company's business generally is included in "Business--Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.


                                  Tables Follow

                  DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except per share data)

                                                                                    AS OF        AS OF
                                                                                  DECEMBER      JUNE 30,
                                     ASSETS                                       31, 2003        2004
                                                                                  --------    -----------
Current assets:                                                                               (unaudited)
     Cash and cash equivalents ...............................................    $  1,213     $    497
     Restricted cash .........................................................         241          235
     Accounts receivable, net ................................................       7,053        6,197
     Inventory ...............................................................          88          130
     Other current assets ....................................................         661          861
                                                                                  --------     --------
         Total current assets ................................................       9,256        7,920
                                                                                  --------     --------

Investment in Comverge, net ..................................................          68           --
Property and equipment, net ..................................................         814          723
Other assets .................................................................         613          627
Funds in respect of employee termination benefits ............................       2,379        2,581
Goodwill .....................................................................       4,430        4,355
Other intangible assets, net .................................................         114           96
                                                                                  --------     --------
         Total assets ........................................................    $ 17,674     $ 16,302
                                                                                  ========     ========

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short-term bank credit and current maturities of long-term debt .........    $  1,517     $  1,417
     Trade accounts payable ..................................................       2,586        1,947
     Accrued payroll, payroll taxes and social benefits ......................       1,451        1,366
     Other current liabilities ...............................................       2,973        2,225
                                                                                  --------     --------
         Total current liabilities ...........................................       8,527        6,955
                                                                                  --------     --------

Investment in Comverge, net ..................................................          --          616
                                                                                  --------     --------
Long-term liabilities:
     Long-term debt ..........................................................         632          304
     Other liabilities .......................................................         227          199
     Liability for employee termination benefits .............................       3,721        4,056
                                                                                  --------     --------
            Total long-term liabilities ......................................       4,580        4,559
                                                                                  --------     --------
Minority interests ...........................................................       1,367        1,495
                                                                                  --------     --------
Shareholders' equity:
     Common stock - $0.01 par value per share:
         Authorized - 20,000,000 shares;
         Issued - 8,740,729 and 8,742,395 shares as of
            December 31, 2003 and June 30, 2004, respectively ................          87           87
     Additional paid-in capital ..............................................      39,595       39,547
     Warrants ................................................................         461          461
     Accumulated deficit .....................................................     (33,069)     (33,457)
Treasury stock, at cost - 838,704 and 820,704 shares at December 31, 2003
         and June 30, 2004, respectively .....................................      (3,874)      (3,791)
     Accumulated other comprehensive loss ....................................          --         (170)
                                                                                  --------     --------
         Total shareholders' equity ..........................................       3,200        2,677
                                                                                  --------     --------
         Total liabilities and shareholders' equity ..........................    $ 17,674     $ 16,302
                                                                                  ========     ========

                  DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                                          SIX MONTHS ENDED         THREE MONTHS ENDED
                                                                              JUNE 30,                   JUNE 30,
                                                                        ---------------------     ---------------------
                                                                          2003         2004         2003         2004
                                                                        --------     --------     --------     --------
                                                                        restated                  restated
Sales:
     Products ......................................................    $ 13,121     $  8,156     $  4,145     $  4,123
     Services ......................................................       4,979        4,927        2,247        2,467
     Projects ......................................................       1,895        1,472          832          710
                                                                        --------     --------     --------     --------
           Total sales .............................................      19,995       14,555        7,224        7,300
                                                                        --------     --------     --------     --------
Cost of sales:
     Products ......................................................      10,749        6,914        3,449        3,549
     Services ......................................................       3,386        3,379        1,686        1,684
     Projects ......................................................       1,517        1,186          805          541
                                                                        --------     --------     --------     --------
           Total cost of sales .....................................      15,652       11,479        5,940        5,774
                                                                        --------     --------     --------     --------
     Gross profit ..................................................       4,343        3,076        1,284        1,526

   Research and development expenses ...............................         153           --           --           --
   Selling, general and administrative expenses ....................       6,363        3,328        2,106        1,498
                                                                        --------     --------     --------     --------

Operating income (loss) ............................................      (2,173)        (252)        (822)          28
Interest income ....................................................          27           77            5           75
Interest expense ...................................................        (646)         (86)        (294)         (29)
Other income (expense), net ........................................        (165)         237         (151)         136
                                                                        --------     --------     --------     --------
     Income (loss) before taxes on income ..........................      (2,957)         (24)      (1,262)         210
Taxes on income ....................................................          34          (20)          22          (13)
                                                                        --------     --------     --------     --------
Income (loss) from operations of the Company and its consolidated
   subsidiaries ....................................................      (2,991)          (4)      (1,284)         223
Share of losses in Comverge ........................................        (550)        (684)        (550)        (331)
Minority interests .................................................         104          (48)         121          (33)
                                                                        --------     --------     --------     --------
       Net  loss from continuing operations ........................      (3,437)        (736)      (1,713)        (141)
Net income (loss) from discontinued operations, net of tax .........         (34)         348            3          348
                                                                        --------     --------     --------     --------
       Net income (loss) ...........................................      (3,471)        (388)      (1,710)         207
                                                                        --------     --------     --------     --------
Other comprehensive income (loss), net of tax:
Differences from translation of financial statements of subsidiaries          --         (170)          --           26
                                                                        --------     --------     --------     --------
       Comprehensive income (loss) .................................    $ (3,471)    $   (558)    $ (1,710)    $    233
                                                                        ========     ========     ========     ========

Basic and diluted net income (loss) per share:
  Loss per share from continuing operations ........................    $  (0.46)    $  (0.09)    $  (0.22)    $  (0.01)
  Discontinued operations ..........................................       (0.00)        0.04         0.00         0.04
                                                                        --------     --------     --------     --------
  Basic and diluted net income (loss) per share ....................    $  (0.46)    $  (0.05)    $  (0.22)    $   0.03
                                                                        ========     ========     ========     ========
Weighted average number of shares outstanding:
        Basic ......................................................       7,570        7,918        7,792        7,922
                                                                        ========     ========     ========     ========
        Diluted ....................................................       7,570        7,918        7,792        7,964
                                                                        ========     ========     ========     ========